Exhibit 5.0

CASSIDY & ASSOCIATES

215 Apolena Avenue

Newport Beach, California 92662

Telephone: 949-673-4510	Email: lwcassidy@aol.com

March 2, 2017

Doers Education Asean Limited

9545 Wilshire Boulevard #612

Beverly Hills, California 90212

Re:    Doers Education Asean Limited

            Registration Statement on Form S-1 and amendments thereto

            File No. 333-215367

Doers Education Asean Limited:

We act as counsel for Doers Education Asean Limited, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the offer and sale of up 1,640,000 shares of its common stock at a price of $0.10 per share.

We have examined the Certificate of Incorporation and the By-Laws of the Company, the relevant provisions of the Delaware General Corporation Law, the relevant records of the State of Delaware and have made inquiries of the principals of the Company. As to various questions of fact material to such opinion, where relevant facts were not independently established, we have relied upon statements of officers of the Company or representations contained in the Registration Statement. We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in the documents referenced above or otherwise made known to us.

Based upon and relying solely upon the foregoing, we advise you that in our opinion the shares being offered will, when sold, be legally issued, fully paid and non-assessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion letter is limited to the application of the laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the laws of any other jurisdictions. Our opinions and statements expressed herein are limited to those matters expressly set forth herein, and no opinion may be implied or inferred beyond the matters expressly stated herein.

By this letter, we consent to the inclusion of our name under "Legal Matters" caption in the registration statement and amendments thereto filed on Form S-1 referenced above.

Sincerely,

/s/ Lee W. Cassidy, Esq.